Exhibit 2.5

Vigor Alimentos S.A.

Report on the quarterly

information review

quarter ended March 31, 2012

KPMG Auditores Independentes	Central Tel	55 (11) 2183-3000
R. Dr. Renato Paes de Barros, 33	Fax Nacional	55 (11) 2183-3001
04530-904 - São Paulo, SP - Brasil	Internacional	55 (11) 2183-3034
Caixa Postal 2467	Internet	www.kpmg.com.br
01060-970 - São Paulo, SP - Brasil

Report on the quarterly information review

To

The Board of Directors and Shareholders of

Vigor Alimentos S.A.

São Paulo - SP

Introduction

We have reviewed the individual and consolidated interim financial information of Vigor Alimentos S.A. (“Company”) contained within the Quarterly Information - ITR for the three-month period ended on March 31, 2012, which comprise the balance sheet and the related statements of operations, comprehensive income, changes in equity and cash flows for the three-month period then ended, including the notes to these interim financial information.

Management is responsible for the preparation of the individual interim financial information in accordance with Technical Pronouncement (CPC) 21 (R1) – Interim Financial Reporting and the consolidated interim financial information in accordance with the CPC 21 (R1) and with the International Accounting Standard (IAS) 34 - Interim Financial Reporting, issued by the International Accounting Standards Board (IASB), and for the presentation of these interim financial information in accordance with the standards issued by the Brazilian Securities and Exchange Commission (CVM) applicable to the Quarterly Information - ITR. Our responsibility is to express a conclusion on this interim financial information based on our review.

Scope of the review

We conducted our review in accordance with Brazilian and International Standard on Review of interim financial information (NBC TR 2410 and ISRE 2410 - Review of Interim Financial Information Performed by the Independent Auditor of the Entity, respectively). A review of interim information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing and consequently does not enable us to obtain assurance that would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Conclusion about the individual interim financial information

Based on our review, we are not aware of any fact that causes us to believe that the individual interim financial information included in the quarterly information referred to above is not prepared, in all material respects, in accordance with CPC 21 (R1) applicable to Quarterly Information and presented in accordance with the standards issued by the Brazilian Securities and Exchange Commission.

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.	KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

2

Conclusion about the consolidated interim financial information

Based on our review, we are not aware of any fact that causes us to believe that the consolidated interim financial information included in the quarterly information referred to above is not prepared, in all material respects, in accordance with CPC 21 (R1) and IAS 34 applicable to Quarterly Information and presented in accordance with the standards issued by the Brazilian Securities and Exchange Commission.

Other issues

Interim statement of value added

We have also reviewed the individual and consolidated Interim Statement of Value added for the period ended March 31, 2012, which are the responsibility of its Management, which presentation in the interim financial statements is required in accordance with the standards issued by the Brazilian Securities and Exchange Commission (CVM) applicable to the preparation of the Quarterly Information and considered as supplemental information by IFRS, which do not require the disclosure of the Statement of Value Added. This statement was submitted to the same review procedures previously described and based on our review, we are not aware of any fact that would lead us to believe that they have not been fairly stated, in all material respects, in relation to the Individual and Consolidated interim financial information taken as a whole.

São Paulo, May 14, 2012

KPMG Auditores Independentes

CRC 2SP014428/O-6

Orlando Octávio de Freitas Júnior

Contador CRC 1SP178871/O-4

3

Vigor Alimentos S.A

Balance sheets

(In thousands of Reais)

	Company		Consolidated			Company		Consolidated
	March 31, 2012	December 31, 2011	March 31, 2012	December 31, 2011		March 31, 2012	December 31, 2011	March 31, 2012	December 31, 2011
ASSETS					LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT ASSETS					CURRENT LIABILITIES
Cash and cash equivalents (Note 4)	5	5	280.048	5	Trade accounts payable (Note 12)	—	—	99.649	—
Trade accounts receivable, net (Note 5)	—	—	147.104	—	Loans and financings (Note 13)	—	—	108.060	—
Inventories (Note 6)	—	—	103.033	—	Payroll, social charges and tax obligation (Note 14)	—	—	44.551	—
Recoverable taxes (Note 7)	—	—	110.200	—	Income tax payable	—	—	3.808	—
Prepaid expenses	—	—	1.571	—	Other current liabilities	—	—	14.775	—
Other current assets	—	—	22.166	—

TOTAL CURRENT ASSETS	5	5	664.122	5	TOTAL CURRENT LIABILITIES	—	—	270.843	—

NON-CURRENT ASSETS					NON-CURRENT LIABILITIES
Long-term assets					Loans and financings (Note 13)	—	—	184.159	—
					Payroll, social charges and tax obligation (Note 14)	—	—	256.112	—
					Deferred income taxes (Note 16)	—	—	54.520	—
					Provision for lawsuits risk (Note 15)	—	—	3.643	—
Judicial deposits and others	—	—	18.186	—	Other non-current liabilities	—	—	93	—
Recoverable taxes (Note 7)	—	—	159	—

Total long-term assets	—	—	18.345	—	TOTAL NON-CURRENT LIABILITIES	—	—	498.527	—

					SHAREHOLDERS’ EQUITY (Note 17)
Investments in subsidiaries (Note 9)	1.213.077	—	—	—	Capital stock	1.191.378	5	1.191.378	5
Property, plant and equipment, net (Note 10)	—	—	433.724	—	Accumulated translation adjustments in subsidiaries	(644)	—	(644)	—
Intangible assets, net (Note 11)	—	—	866.261	—	Accumulated income	22.348	—	22.348	—

	1.213.077	—	1.299.985	—

TOTAL NON-CURRENT ASSETS	1.213.077	—	1.318.330	—	TOTAL SHAREHOLDERS’ EQUITY	1.213.082	5	1.213.082	5

TOTAL ASSETS	1.213.082	5	1.982.452	5	TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1.213.082	5	1.982.452	5

The accompanying notes are an integral part of the financial statements

4

Vigor Alimentos S.A

Statements of income for the three months period ended March 31, 2012 and 2011

(In thousands of Reais)

	(223.839)	(223.839)	(223.839)	(223.839)
	Company		Consolidated
	2012	2011	2012	2011
NET SALES (Note 18)	—	—	314.176	—
Cost of goods sold	—	—	(223.839)	—

GROSS PROFIT	—	—	90.337	—

OPERATING INCOME (EXPENSE)

General and administrative expenses	—	—	(21.115)	—
Selling expenses	—	—	(48.145)	—
Financial income (expense), net (Note 20)	—	—	12.574	—
Equity in earnings of subsidiaries (Note 9)	22.348	—	—	—
Other (expense) income, net	—	—	145	—

	22.348	—	(56.541)	—

NET INCOME BEFORE TAXES	22.348	—	33.796	—

Current income taxes (Note 16)	—	—	(5.360)	—
Deferred income taxes (Note 16)	—	—	(6.088)	—

	—	—	(11.448)	—

NET INCOME OF THE PERIOD	22.348	—	22.348	—

Attributable to:
Controlling interest			22.348	—

			22.348	—

Net Income (Basic) per thousand shares reais in the end of the periods (Note 19)			0,22	—

The accompanying notes are an integral part of the financial statements

5

Vigor Alimentos S.A

Statements of comprehensive income for the three months period ended March 31, 2012 and 2011

(In thousands of Reais)

	21.704	21.704	21.704	21.704
	Company		Consolidated
	2012	2011	2012	2011
NET INCOME OF THE PERIOD	22.348	—	22.348	—

Other comprehensive income (loss)

Accumulated adjustment of conversion in subsidiaries	25	—	25	—
Exchange variation in subsidiaries	(669)	—	(669)	—

Total of comprehensive income (loss)	21.704	—	21.704	—

Total of comprehensive income (loss) attributable to:	21.704	—	21.704	—

Controlling interest	21.704	—	21.704	—

The accompanying notes are an integral part of the financial statements

6

Vigor Alimentos S.A

Statements of changes in shareholders’ equity for the three months period ended March 31, 2012 and 2011

(In thousands of Reais)

	Capital stock	Accumulated translation adjustments	Accumulated income	Total
BALANCE AS OF JANUARY 01, 2011	—	—	—	—

Capital increase	5	—	—	5

BALANCE AS OF MARCH 31, 2011	5	—	—	5

BALANCE AS OF DECEMBER 31, 2011	5	—	—	5

Capital increase - Subscription of investments in Vigor	330.427	—	—	330.427
Capital increase - Subscription of goodwill in Vigor	860.946	—	—	860.946
Accumulated translation adjustments in subsidiaries	—	25	—	25
Investments exchange rate variations, net	—	(669)	—	(669)
Net income of the period	—	—	22.348	22.348

BALANCE AS OF MARCH 31, 2012	1.191.378	(644)	22.348	1.213.082

The accompanying notes are an integral part of the financial statements

7

Vigor Alimentos S.A

Statements of cash flow for the three months period ended March 31, 2012 and 2011

(In thousands of Reais)

	280.048	280.048	280.048	280.048
	Company		Consolidated
	2012	2011	2012	2011
Cash flow from operating activities
Net income for the period	22.348	—	22.348	—
Adjustments to reconcile net income (loss) to cash provided by the operations
. Depreciation and amortization	—	—	3.631	—
. Financial charges and exchange variation	—	—	(7.539)	—
. Allowance for doubtful accounts	—	—	(1.217)	—
. Equity in earnings of subsidiaries	(22.348)	—	—	—
. Net value of property, plant and equipment written off	—	—	679	—
. Deferred income taxes	—	—	6.088	—

	—	—	23.990	—

Decrease (increase) in assets
Trade accounts receivable	—	—	3.087	—
Inventories	—	—	8.373	—
Recoverable taxes	—	—	1.506	—
Other current and non-current assets	—	—	(89)	—
Related party receivable	—	—	1.994	—
Increase (decrease) liabilities
Trade accounts payable	—	—	(7.511)	—
Other current and non-current liabilities	—	—	(20.760)	—
Accumulated translation adjustments	—	—	(644)	—

Net cash provided by operating activities	—	—	9.946	—

Cash flow from investing activities
Additions to property, plant and equipment and intangible assets	—	—	(15.899)	—

Net cash used in investing activities	—	—	(15.899)	—

Cash flow from financing activities
Payments of loans and financings	—	—	(35.684)	—
Capital increase	—	5	—	5

Net cash provided by (used in) financing activities	—	5	(35.684)	5

Variance in cash and cash equivalents	—	5	(41.637)	5
Cash and cash equivalents at the beginning of the period	5	—	321.685	—

Cash and cash equivalents at the end of the period	5	5	280.048	5

Additional information:
- Interest paid and received	—	—	(2.327)	—
- Income taxes paid	—	—	(4.408)	—

The accompanying notes are an integral part of the financial statements

8

Vigor Alimentos S.A

Economic value added for the three months period ended March 31, 2012 and 2011

(In thousands of Reais)

	118.774	118.774	118.774	118.774
	Company		Consolidated
	2012	2011	2012	2011
Revenue
Sales of goods and services	—	—	378.767	—
Other income	—	—	142	—
Allowance for doubtful accounts	—	—	1.217	—

	—	—	380.126	—
Inputs purchased from third parties
Cost of services and goods sold	—	—	(221.860)	—
Materials, energy, services from third parties and others	—	—	(66.807)	—
Others costs	—	—	—	—

	—	—	(288.667)	—

Gross added value	—	—	91.459	—

Depreciation and Amortization	—	—	(3.631)	—
Net added value generated by the Company	—	—	87.828	—

Net added value by transfer
Equity in earnings of subsidiaries	22.348	—	—	—
Financial income	—	—	30.927	—
Other	—	—	19	—

Net added value to distribution	22.348	—	118.774	—

Distribution of added value

Labor
Salaries	—	—	29.497	—
Benefits	—	—	5.346	—
FGTS (Brazilian Social Charge)	—	—	1.883	—

	—	—	36.726	—

Taxes and contribution
Federal	—	—	18.169	—
State	—	—	23.648	—
Municipal	—	—	22	—

	—	—	41.839	—

Capital Remuneration from third parties
Interests	—	—	16.138	—
Rents	—	—	958	—
Others	—	—	765	—

	—	—	17.861	—

Owned capital remuneration
Net income of the period	22.348	—	22.348	—

	22.348	—	22.348	—

Added value distributed	22.348	—	118.774	—

The accompanying notes are an integral part of the financial statements.

9

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

1	Operating activities

Vigor Alimentos S.A (the “Company”) is a corporation that is governed by statute and the applicable legal provisions, whose corporate purpose is the participation in other companies in Brazil or abroad, as a holding as well as management of own assets, with no limited duration.

The Company is based in the city of São Paulo, and may establish branches, agencies or offices anywhere in the country or abroad, where and when the Board deems appropriate.

The Company was founded in January 03, 2011.

On January 20, 2012, the parent company JBS S.A. has increased Vigor Alimentos S.A. capital on amount of R$ 1,191,373, by cession of investment at carrying amount (R$ 330,427) and goodwill (R$ 860,946) in S.A. Fábrica de Produtos Alimentícios Vigor.

At that date the Company became the wholly shareholder of S.A. Fábrica de Produtos Alimentícios Vigor (“Vigor”), entity based in the city of São Paulo, that engages the processing and sale of dairy products, milk and milk products and the refining, processing, and sale of oils, vegetable products, instant noodles, juice and yogurt, and additionally holds equity interests in other companies.

The US Food and Drug Administration (FDA) granted permission to the Vigor to export all its product line to the United States of America.

Dan Vigor, indirect subsidiary, is a joint venture between two major dairy: Vigor, traditional food company and an expert on the Brazilian market, JBS Group subsidiary, the world’s largest refrigerator and Arla Foods, the largest Scandinavian dairy company and one of top ten dairy companies in the world. With the experience and know-how of these two groups, was release Danubio brand, and since 1986 has been dedicated exclusively to the production of cheese and dairy products. Dan Vigor is located in the city of Cruzeiro, State of São Paulo, and holds an area of 10 000 m2. The consolidation is made in proportion to 50%, according to IAS 31/CPC 19 - Interest in joint venture.

2	Elaboration and presentation of financial statements

a. Declaration of conformity (in relation to IFRS and the standards of CPC)

These financial statement includes:

•

The consolidated financial statements have been prepared for the quarter ended March 31, 2012 in comparison with year ended December 31, 2011 and is in accordance with International Financing Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB), and also in accordance with accounting policies adopted in Brazil.

•	The individual financial statements prepared in accordance with accounting practices adopted in Brazil (BR GAAP)

Since there is no difference between the consolidated shareholders’ equity and the consolidated profit/loss attributable to shareholders of Company, presented in the consolidated financial statements, and shareholders’ equity and profit/loss of the Company, presented in the individual financial statements, the Company has decided to present individual and consolidated financial statements into a single set side by side.

The Company applied the accounting practices defined in Note 3 for all the periods presented.

Transitional Tax Regime (Regime Tributário Transitório - RTT) - The amounts presented in financial statements as of March 31, 2012 are considering the adoption of the Tax Regime Transition (RTT), as allowed by Law n° 11.941/09, which aims to maintain neutrality tax changes in the Brazilian corporate law, introduced by Law n° 11.638/07 and by the Law n° 11.941/09.

The issue of individual and consolidated financial statements were authorized by the Board on May 11, 2012.

b. Function and presentation currency

These consolidated financial statements are presented in reais, which is the Company’s functional currency. All financial information are presented in thousands of reais.

c. Understanding on the preparation of financial statements

The financial statements of December 31, 2011 has no complete set of financial statements, since at that date there were only the initial capital subscription of the Company, herein presented only Balance Sheet.

The financial statement of March 31, 2012 includes the following operations:

•

Company: Initial capital subscription of the Company plus the capital increase through the cession of investment and transference of goodwill in Vigor, by the parent company JBS S.A., on January 20, 2012. Additionally, includes equity in earnings of subsidiaries for the three months period.

•	Consolidated: Consolidated balance of the subsidiary Vigor as of March 31, 2012.

As there was no equity in earnings of subsidiaries in the year 2011, for this period the Company has no movement in its statement of income, economic value added, statement of comprehensive income and statement of cash flow, (which has movement only with the initial capital subscription of R$ 5 by its parent company JBS S.A.) presented in thousands of reais.

10

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

3	Summary of significant accounting practices

The main accounting practices used in the preparation of these financial statements, as described below, have been consistently applied all over the reported periods, unless otherwise stated.

a) Revenue recognition

Revenue and expenses are recorded on the accrual basis. Revenue is measured at the fair value of the payment received or receivable for sale of products and services in the controlled Vigor normal course of business.

In the income statement, the revenue is net of taxes, returns, rebates and discounts, as well as of intercompany sales, on note 18 is presented net revenue reconciliation. Revenue is recognized when the risks and rewards of ownership have been transferred to the buyer.

According to IAS 18/CPC 30 - Revenues, the controlled Vigor recognizes revenue when, and only when:

(i) the amount of revenue can be measured reliably;

(ii) the entity has transferred to the buyer the significant risks and rewards incidental to ownership over the goods;

(iii) it is probable that the economic benefits will flow to the Company and its subsidiary;

(iv) Entity neither maintain involvement in the management of product sold at levels normally associated with ownership nor effective control of such cost of good sold.

(v) expenses incurred or to be incurred related to the transaction, can be reliably measured.

The expenses are recorded on the accrual basis.

b) Accounting estimates

In the process of applying the Company’s accounting policies, Management made the following judgments which can eventually have a material impact on the amounts recognized in the financial statements:

•	impairment of non-financial assets;

•	loss on the reduction of recoverable value of taxes;

•	fair value of financial instruments;

•	provision for tax, civil and labor risks;

•	estimated losses on doubtful receivables;

•	useful lives of property, plant and equipment.

Revisions to accounting estimates are recognized in the financial statements in the period in each the estimates are revised.

The settlement of transactions involving these estimates may result in different amounts due to potential inaccuracies inherent in the process of its determination..

c) Cash and cash equivalents

Cash and cash equivalents include cash balances, banks and financial investments with original maturities of three months or less from the date of the contract.

d) Trade accounts receivable

Trade accounts receivable correspond to amounts owed by customers in the ordinary course of business of the controlled Vigor. If the due date is equivalent to one year or less, the account receivable is classified as current assets. Otherwise, the corresponding amount is classified as noncurrent assets.

Accounts receivable are initially recognized at fair value, subsequently measured at amortized cost, less any allowance for doubtful accounts and any provision for impairment when necessary. In practice, are recognized at the invoiced amount, adjusted by any provision of loan losses and provision for possible impairment if there is evidence of reduction in the recoverable amount.

e) Financial instruments

Subsequent measurement of financial instruments occurs at each balance sheet date, according to the rules for each category of financial assets and liabilities:

•	Financial assets at fair value through profit or loss

Financial asset are classified by its fair value on the financial report if it is classified as held for trading or designated as such upon initial recognition. Financial assets are designated at fair value through profit or loss if the company manages such investments and makes purchase and sale decisions based on their fair values in accordance with a documented risk management and investment strategy of the Company. Transaction costs, after initial recognition are recognized in income statement as incurred. Financial assets recorded at fair value through profit or loss are measured at fair value and changes in fair value of these assets are recognized in statement of income of the period.

•	Loans and receivables

Loans and receivables are financial assets with fixed or estimated payment amounts that are not quoted in an active market. Such assets are initially recognized at fair value plus any attributable transaction costs. After initial recognition, loans and receivables are measured at amortized cost using the effective interest method, decreased by any loss on the impairment. The main assets of the controlled Vigor classified in this category are “trade accounts receivables” and “related parties”.

11

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

•	Held to maturity

In the case when the Company intends and is able to hold bonds to maturity, then such financial assets are classified as held to maturity. Investments held to maturity are initially recognized at fair value plus any directly attributable transaction costs. After initial recognition, investments held to maturity are measured at amortized cost using the effective interest method, decreased by any loss on the impairment. The Company has no financial instruments in this category.

•	Non derivative financial liabilities

The Company recognizes debt securities and subordinated debt on the date on which they originated. All other financial liabilities (including liabilities designated at fair value recorded in income) are initially recognized on the trade date on which the Company becomes a party to the contractual provisions of the instrument. The Company derecognizes a financial liability when its contractual obligations canceled or expired.

The controlled Vigor has the following non-derivative financial liabilities: loans, financing, trade accounts payable and other payables.

•	Impairment of financial assets

Financial assets, except those designated at fair value through profit or loss, are assessed for indicators of impairment at the end of each reporting period. Impairment loss is recognized if, and only if there is any indication that an asset may be impaired as a result of one or more events that occurred after initial recognition, and had an impact on the future cash flows estimated of this asset.

The financial asset carrying value is reduced directly by the loss of the impairment for all financial assets, except accounts receivable in which the carrying value is reduced by provision. Subsequent recoveries of amounts previously written off are credited to the provision. Changes in the carrying value of the provision are recognized in statement of income.

•	Derivatives

The Company and subsidiaries recognize and disclose financial instruments and derivatives according to IAS 39/CPC 38 - Financial Instruments: Recognition and Measurement, IFRIC 9 - Assessment of embedded derivatives and IFRS 7/CPC 40 - Disclosure of Financial Instruments. The financial instruments are recognized after the Company and its subsidiaries become a party to the contractual provisions at the instruments.

Based on a risk management policy of the JBS Group, the controlled Vigor contract financial derivatives instruments in order to minimize the risk of losses due to the exposure to fluctuation in exchange rates, interest rates, commodities prices, credit risks and liquidity, which can affect the valuation of current and noncurrent assets, future cash flow and profit.

The fair value of derivative instruments is calculated by the treasury department, based on information of each contracted transaction and market information on the dates of closure of the financial statements, such as interest rates and exchange rates.

f) Allowance for doubtful accounts

Allowance for doubtful accounts is calculated based on the analysis of the aging list, provisioning the items of long standing, and considering the probable estimated losses, which the amount is considered sufficient by the Management of the controlled Vigor to cover probable losses on accounts receivable.

Bad debits expenses were recorded under the caption “Selling Expenses” in the consolidated statement of income. When no additional recovery is expected, the allowance for doubtful accounts is usually reversed against the definitive write-off of the account receivable.

g) Inventories

In accordance with the requirements of IAS 2/CPC 16 - Inventories, the inventories are stated at the lower of the average cost of acquisition or production, and the net realizable value. The cost of inventories is recognized in statement of income when inventories are sold.

h) Investments - Individual financial statements

In the individual financial statements of the Company, the information of the subsidiaries are measured by the equity method.

Exchange differences on foreign currency investments are recognized in shareholders’ equity in the accumulated translation adjustments.

i) Property, plant and equipment

According to IAS 16/CPC 27 - Fixed Assets, Property, plant and equipment are stated at acquisition cost. Depreciation is computed using the straight-line method, based on the estimated economic useful lives of the assets

An item of fixed assets is disposed when of there is no future economic benefits resulting from its continued use or sale. Any gains or losses on sale or disposal of fixed assets are determined by the difference between the amounts received against the book value and are recognized in the income statement.

The estimated useful lives, residual values and depreciation methods are reviewed at the end of the financial statement date and the effect of any changes in estimates are accounted for prospectively.

Due to the change in the Brazilian accounting practice for the full compliance to the convergence with international practices, and the initial adoption of the CPC 27 (IAS 16), the Company had the option of using the concept of deemed cost as provided in the CPC 37 (IFRS 1), and CPC 43, based on this practice, the date of initial adoption of IFRS, the Vigor opted to use the concept of deemed cost.

12

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

j) Intangible assets

Intangible assets are stated at acquisition cost, less amortization. Intangible assets with indefinite useful lives are not amortized but tested for impairment annually.

Impairment of tangible and intangible assets, excluding goodwill

Property, plant and equipment, intangible assets with defined useful life and other assets (current and noncurrent) are tested for impairment, if indications of potential impairment exist. Intangible assets with indefinite lives useful are tested for impairment when an indication of potential impairment exists or on an annual basis, regardless of whether or not there is any indication of impairment, pursuant to IAS 38/CPC 4 - Intangible Assets.

After each year end a review is made of the book value of tangible and intangible assets to determine whether there is some indication that those assets have suffered any impairment. If such indication is indentified, the recoverable amount of the asset is estimated in order to measure the amount of such loss, if any.

The recoverable amount is the higher amount between fair value less costs to sell and value in use. In evaluation of value in use, the estimated future cash flows are discounted to present value by the discount rate before tax that reflects current market assessment of the time value of money and the specific risks to the asset.

If the recoverable amount of an asset is lower than its carrying value, the asset is reduced to its recoverable amount. The loss on the impairment is recognized immediately in the statement of income and is reversed if there has been a change in the estimates used to determine the recoverable amount. When an impairment loss is subsequently reversed, there is an increase in amount of the asset due to the revised estimate of its recoverable amount, but it does not exceed carrying amount that would have been determined if no loss on the impairment had been recognized for the asset in prior periods. Reversal of loss on the impairment is recognized directly in the income statement.

k) Other current and noncurrent assets

Other current and noncurrent assets are stated at cost or realizable value including, if applicable, income earned through the balance sheet date.

l) Trade accounts payable

Correspond to the amounts owed to suppliers in the ordinary course of business of the controlled Vigor. If the payment period is equivalent to one year or less, suppliers are classified as current liabilities. Otherwise, the corresponding amount is classified as noncurrent liabilities. When applicable, are added interest and monetary or exchange variation.

m) Income tax and social contribution

Current taxes

Current taxes are computed based on taxable income at tax rates in effect, according to prevailing legislation.

Deferred taxes

Income tax and social contribution (deferred tax) are calculated on the revaluation reserves, and on the temporary differences between the tax bases of assets and liabilities and their carrying amounts. Deferred tax is determined using tax rates enacted and expected to be applied when the deferred tax assets are realized or when the income tax and social contribution tax liabilities are settled.

Deferred tax assets are recognized only in proportion to the expectation or likelihood that future taxable income will be available against which the temporary differences, tax losses and tax credits can be used.

Deferred tax assets and liabilities are offset if there is a legal right to offset current tax assets and liabilities, and they are related to income taxes levied by the same taxation authority on the same taxable entity.

n) Current and noncurrent liabilities

Current and noncurrent liabilities are stated at known or estimated amounts, including, if applicable, charges and monetary or exchange rate variations.

o) Contingent assets and liabilities

In accordance with IAS 37/CPC 25 - IAS 37 Provisions, Contingent Liabilities and Contingent Assets, the contingent assets are recognized only when their realization is virtually certain, based on favorable final judicial decision. Contingent assets are disclosed where an inflow of economic benefits is probable. Contingent assets classified as likely success are only disclosed.

Contingent liabilities are accrued when losses are probable and the amounts can be estimated reliably. Contingent liabilities classified as possible are only disclosed and contingent liabilities classified as remote are neither accrued nor disclosed.

p) Loans and financing

Loans and financing by the controlled Vigor are initially recognized at fair value, net of transaction costs, and subsequently re-measured to amortized cost, which are the costs plus charges, interest and monetary and exchange variations established in contracts and incurred through the balance sheet date, as stated in note 13.

q) Adjustment of assets and liabilities to present value

As provided under IFRS, the Company presents, when applicable, assets and liabilities at present value. Long-term assets and liabilities are adjusted to present value, but the adjustment on the short-term balances occurs only when the fact is considered material in relation to the consolidated financial statements.

In the present value calculation adjustment the Company considered the following assumptions: (i) the amount to be discounted; (ii) the dates of realization and settlement; and (iii) the discount rate.

The discount rate assumption relies on current market valuations as to time value of money and specific risks for each asset and liability.

13

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

r) Consolidation

Consolidated financial statements include individual financial statements of the Company and its subsidiary. Control is obtained when the Company has the power to control financial and operating policies of an entity so as to obtain benefits from its activities.

When necessary, the financial statements of subsidiaries are adjusted according to the accounting policies established by the Company.

All transactions, balances, income and expenses between the Company and its subsidiaries are eliminated in the consolidated financial statements.

The financial statements of the foreign wholly owned subsidiary, Vigor Limited, are originally prepared in the currency of the country in which they are located and, subsequently, are converted into IFRS and Reais using the exchange rate in effect at the balance sheet date for assets and liabilities, the historical exchange rate for changes in shareholders’ equity and the average exchange rate for the period of income and expenses when it is appropriate. Gains and losses arising from changes in shareholders’ equity and recognition of income and expenses by the average exchange rate are recognized in shareholders’ equity under the caption “accumulated translation adjustments” in accordance with IAS 21/CPC 2 - The effects of changes in foreign exchange rates.

s) Foreign currency translation

Function and presentation currency

Transactions in foreign currencies are translated to the respective functional currencies of the subsidiary entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the exchange rate at that date. The foreign currency gain or loss on monetary items is the difference between amortized cost in the functional currency at the beginning of the period, adjusted for effective interest and payments during the period, and the amortized cost in foreign currency translated at the exchange rate at the end of the reporting period.

The items of the financial statements of the subsidiary are measured using the currency of the primary economic environment in which the its subsidiary operate (“functional currency”), being translated to Brazilian Real at the corresponding exchange rate of the reporting period for assets and liabilities, the historical rate for equity and the exchange rate at date of the relevant transactions, when it is appropriate we use the average exchange rate of the period of the period for the income statement. With the exchange rate effects recognized in other comprehensive income within equity.

t) Interests in Joint Ventures

According to IAS 31/CPC 19 - Interests in joint venture, Joint ventures are those jointly controlled by the Company and one or more partners.

Investments in joint ventures are recognized under the proportionate consolidation method, from the date the joint control is acquired. Under this method, the components of a joint venture’s assets and liabilities, and income and expenses are added to the consolidated accounting positions proportionally to the their participation in its capital as described in note 9.

In the individual financial statements of the Company, the information of the subsidiaries are measured by the equity method.

u) Earning per share

According to with IAS 33/CPC 41 - Earnings per share, the Company presents the basic and diluted earnings per share data for its common shares:

Basic: Calculated by dividing net income allocated to common shareholders of the Company by the weighted average number of common shares outstanding during the period.

Diluted: Calculated by dividing net income attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period, adjusted for the effects of all dilutive potential common shares in common shares, adjusted for own shares held.

v) Segment reporting

In accordance with IFRS 8/CPC 22 - Segment reporting - Segment reporting is presented consistently with the internal reports provided to the entity’s chief operating decision maker to make decisions about resources allocations, performance evaluation by segment and strategic decision making process.

w) New IFRS, amendments and interpretations issued by IASB applicable to the consolidated financial statements

New accounting pronouncements from the IASB and IFRIC interpretations have been published and / or reviewed and have the optional adoption in March 31, 2012. The Management assessed the impact of these new pronouncements and interpretations and does not anticipate that its adoption will lead to a significant impact on the annual information of the Company and its subsidiary in the year of initial application. The mains pronouncements and interpretations are presented as follows:

Not yet effective:

•

IFRS 9 Financial Instruments – Classification and measurement - It reflects the first phase of the IASBs work on the replacement of IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 uses a simplified approach to determine whether a financial asset is measured at amortized cost or fair value, based on the manner in which an entity manages its financial instruments (business model) and the typical contractual cash flow of financial assets. The standard also requires the adoption of only one method for determining losses in recoverable value of assets. The standard is effective for annual periods beginning on or after 1 January 2015. The Company will quantify the effect in conjunction with the other phases, when issued, to present a comprehensive picture.

•

IFRS 10 Consolidated Financial Statements - IFRS 10 as issued establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. IFRS 10 replaces the consolidation requirements in SIC-12 Consolidation—Special Purpose Entities and IAS 27 Consolidated and Separate Financial Statements and is effective for annual periods beginning on or after January 1, 2013. Early application is permitted. The Company is currently analyzing any possible effects arising from the adoption of IFRS 10.

14

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

•

IFRS 11 Joint Arrangements - IFRS 11 provides for a more realistic reflection of joint arrangements by focusing on the rights and obligations of the arrangement, rather than its legal form. The standard addresses inconsistencies in the reporting of joint arrangements by requiring a single method to account for interests in jointly controlled entities. IFRS 13 supersedes IAS 31 Interests in Joint Ventures and SIC-13 Jointly Controlled Entities - Non-Monetary Contributions by Ventures, and is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. The Company is currently analyzing any possible effects arising from the adoption of IFRS 11.

•

IFRS 12 Disclosures of Interests in Other Entities - IFRS 12 is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including subsidiary, joint arrangements, associates and unconsolidated structured entities. IFRS 12 is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. The Company is currently analyzing impacts on its disclosures arising from the adoption of IFRS 12.

•

IFRS 13 Fair Value Measurement - IFRS 13 establishes new requirements on how to measure fair value and the related disclosures for IFRSs and US generally accepted accounting principles. The standard is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. The Company is currently analyzing any possible effects arising from the adoption of IFRS 13.

•

IFRIC 20 Stripping Costs in the Production Phase of a Surface Mine - IFRIC 20 deals with issues concerning the recognition of production stripping costs as an asset; initial measurement of the assets of removal activity, and subsequent measurement of the assets of removal activity. The effect for financial years beginning on / or after January 1, 2013.

•

IAS 32 - Financial instruments - Changes in the pronouncement aims to clarify the requirements for compensation of financial instruments. These changes shows inconsistencies found in practice when applied the criteria for compensation in IAS 32 Financial Instruments: Presentation. The changes are effective for periods beginning on / or after January 1, 2014. Anticipated application is permitted.

Other improvements to IFRS:

•	IFRS 7 – Financial instrument: Disclosures (annual periods beginning on or after 1 July 2011)

•	IAS 1 – Presentation of Items of Other Comprehensive Income (annual periods beginning on or after 1 July 2012)

•	IAS 12 – Deferred Tax: Recovery of Underlying Assets (annual periods beginning on or after 1 January 2012)

•	IAS 19 – Employee benefits (annual periods beginning on or after 1 January 2013)

•	IAS 27 – Consolidated and Separate Financial Statements (annual periods beginning on or after 1 January 2013)

•	IAS 28 – Investments in associates (annual periods beginning on or after 1 January 2013)

The Accounting Pronouncement Committee (CPC) has not yet issued these standards or amendments equivalent to the IFRS mentioned above. The Company is currently analyzing impacts from these new standards in the financial statements.

4	Cash and cash equivalents

Cash, bank accounts and short-term investments are the items of the balance sheet presented in the statements of the cash flows as cash and cash equivalents and are described as below:

	Company		Consolidated
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
Cash and bank deposits	5	5	133.286	5
CDB-DI (bank certificates of deposit)	—	—	146.762	—

	5	5	280.048	5

CDB-DI (bank certificates of deposit) and LCA (Agribusiness Letters of Credit), are held by financial institutions, with floating-rate and yield an average of 95% and 105% of the variation of the interbank deposit certificate (Certificado de Depósito Interbancário - CDI).

15

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

5	Trade accounts receivable, net

	Consolidated
	Mar 31, 2012	Dec 31, 2011
Trade accounts receivable	146.707	—
Receivables from related parties (note 8)	2.477
Allowance for doubtful accounts	(2.080)	—

	147.104	—

Breakdown between overdue receivables and not yet due:
Receivables not yet due	139.652	—

Overdue receivables:
From 1 to 30 days	3.438	—
From 31 to 60 days	1.378	—
From 61 to 90 days	579	—
Above 90 days	4.137	—

Total Overdue receivables	9.532	—

Total overdue and not yet due receivables	149.184	—

Below are the changes in the allowance for doubtful accounts:

	Consolidated
	Mar 31, 2012	Dec 31, 2011
Initial balance	—	—

Initial balance of the subsidiary Vigor	(3.277)	—
Additions (provision reversal)	1.217	—
Disposals	—	—
Receipt	(20)	—

Final balance	(2.080)	—

6	Inventories

	Consolidated
	Mar 31, 2012	Dec 31, 2011
Finished products	32.297	—
Work in process	22.676	—
Raw materials	38.559	—
Warehouse spare parts	9.501	—

	103.033	—

7	Recoverable taxes

	Consolidated
	Mar 31, 2012	Dec 31, 2011
Value-added tax on sales and services (ICMS)	5.423	—
Excise tax - IPI	170	—
PIS and COFINS	101.208	—
Income tax withheld at source - IRRF	589	—
Other	2.969	—

	110.359	—

Current and Long-term:
Current	110.200	—
Non-current	159	—

16

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

Value-added tax on sales and services (ICMS)

Recoverable ICMS refers to excess of credits derived from purchases of raw materials, packaging and other materials over tax charges due on domestic sales, specifically in the unit based in the city of Santo Inácio - PR. To offset these credits, the controlled Vigor signed an agreement with suppliers for non-use of the credit of ICMS based on local laws, through the ICMS exemption on purchases of packaging.

PIS and COFINS (social contribution on net income)

Refers to non-cumulative PIS and COFINS credits arising from purchases of raw materials, packaging and other materials used in the products sold in the foreign market. The company has honed credit balance of such taxes due to tax rate to zero in some lines of products such as milk, yogurt and cheeses under the provisions introduced by Law No. 11.196/05 and No. 11.488/07. Since August 2011, the Company is compensating these credits against other taxes due (withholding income tax and social contribution , income tax and social contribution) and is in the process of application for approval for reimbursement of the total balance of credits.

IRPJ/CSSL/IRRF (withholding income tax)

Refers to withholding income tax levied on financial investments, tax losses and negative basis of social contribution which can be offset against income tax payable on profits.

8	Related parties transactions

Trade accounts receivable and trade accounts payable between related parties recorded on the balance sheet of the subsidiary Vigor:

	March 31, 2012		December 31, 2011
Consolidated	Trade accounts receivable	Trade accounts payable	Trade accounts receivable	Trade accounts payable
JBS S.A.	2.477	(7.200)	—	—

	2.477	(7.200)	—	—

Impacts of related party transactions on Income Statements:

CONSOLIDADO	March 31, 2012			March 31, 2011
	Financial income	Purchases	Sales of products	Financial income	Purchases	Sales of products
JBS S.A.	1.994	(40.458)	2.786	—	—	—
Banco Original S/A (Matone)	1.802	—	—	—	—	—
Banco Original do Agronegócio S/A	2.580	—	—	—	—	—

	6.376	(40.458)	2.786	—	—	—

No allowance for doubtful accounts or bad debts expenses relating to related-party transactions were recorded for the period ended on March 31, 2012 and year ended on December 31, 2011.

Remuneration of key management

Company’s key management includes the Executive Board and the Executive Chief . The aggregate amount of such payments received by the members of subsidiary Vigor’s management for the services provided in their respective areas of business in the period ended on March 31, 2012:

	Kind of remuneration	Members	Mar 31, 2012	Dec 31, 2011
Executive Board and the Executive Presidency	Salaries	7	907	—

		7	907	—

The Directors of Commercial, Marketing, Planning and New Business, Supply Chain, Industrial, Financial and Investor Relations and Executive Presidency are part of the employment contract regime CLT (which is the Consolidation of Labor Laws), which follows all the legal prerogatives of payments and benefits.

In accordance with IAS 24(R)/CPC 05 (R1) - Related parties, except for those described above, the other members of the Executive Board, and Management Board are not part of any employment contract or any other contracts for additional business benefits such as post-employment benefits or other long-term benefits, termination of work that does not conform to those requested by the CLT, where applicable, or payment based on shares.

17

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

9	Investments in subsidiaries

	Company
	Mar 31, 2012	Dec 31, 2011
Investments in subsidiaries	1.213.077	—

	1.213.077	—

Relevant information about subsidiary in the period ended on March 31, 2012:

March 31, 2012	Number of shares (Thousands)	Participation	Capital stock	Shareholders’ equity	Net income
S.A FÁBRICA DE PRODUTOS ALIMENTÍCIOS VIGOR	1.898	100,00%	354.031	352.131	22.348

	Dec 31, 2011	Investment subscription	Shareholders’ Equity	Accumulated translation adjustments	Mar 31, 2012
S.A FÁBRICA DE PRODUTOS ALIMENTÍCIOS VIGOR	—	1.191.373	22.348	(644)	1.213.077

Total	—	1.191.373	22.348	(644)	1.213.077

Below is shown the total balances of assets, liabilities and statements of income already consolidated into the subsidiary Vigor.

	VIGOR
ASSETS	Mar 31, 2012	Dec 31, 2011
Current	664.117	706.904

Cash and cash equivalents	280.043	321.680
Trade accounts receivable, net	147.104	149.068
Inventories	103.033	111.406
Recoverable taxes	110.200	111.683
Other current assets	23.737	13.067
Non-current	457.384	480.074

Judicial deposits and others	18.345	52.624
Property, plant and equipment, net	433.724	422.062
Intangible assets, net	5.315	5.388

TOTAL ASSETS	1.121.501	1.186.978

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current	270.843	306.953

Trade accounts payable	99.649	108.693
Loans and financings	108.060	136.627
Payroll, social charges and tax obligation	44.551	43.771
Income tax payable	3.808	1.776
Other current liabilities	14.775	16.086
Non-current	498.527	549.598

Loans and financings	184.159	189.795
Payroll, social charges and tax obligation	256.112	255.618
Deferred income taxes	54.520	48.467
Other non-current liabilities	3.736	55.718
Shareholders’ equity	352.131	330.427

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1.121.501	1.186.978

18

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

	Vigor
	Mar 31, 2012	Mar 31, 2011
STATEMENT OF INCOME
Net sales	314.176	290.296
Cost of goods sold	(223.839)	(213.634)

GROSS PROFIT	90.337	76.662

General, administrative and selling expenses	(69.260)	(70.832)
Financial income (expense), net	12.574	(4.531)
Other (expense) income	145	69
Income taxes	(11.448)	(1.677)

NET INCOME (LOSS) OF THE PERIOD	22.348	(309)

10	Property, plant and equipment, net

			Net amount
Consolidated	Cost	Accumulated depreciation	Mar 31, 2012	Dec 31, 2011
Buildings	246.937	(84.763)	162.174	—
Land	132.930	—	132.930	—
Machinery and equipment	242.153	(137.696)	104.457	—
Facilities	62.352	(35.016)	27.336	—
Computer equipment	7.358	(6.014)	1.344	—
Vehicles	5.157	(4.859)	298	—
Construction in progress	230	—	230	—
Other	8.498	(3.543)	4.955	—

	705.615	(271.891)	433.724	—

Changes in property, plant and equipment	Dec 31, 2011	Initial balance of the subsidiary Vigor	Additions	Write-off	Transfers	Mar 31, 2012
Cost
Buildings	—	246.177	781	(21)	—	246.937
Land	—	132.930	—	—	—	132.930
Machinery and equipment	—	233.684	9.979	(1.880)	370	242.153
Facilities	—	59.633	2.204	—	515	62.352
Computer equipment	—	7.074	284	—	—	7.358
Vehicles	—	5.241	17	(101)	—	5.157
Construction in progress	—	1.015	100	—	(885)	230
Other	—	5.969	2.531	(2)	—	8.498

	—	691.723	15.896	(2.004)	—	705.615

Depreciation
Buildings	—	(83.813)	(952)	2	—	(84.763)
Machinery and equipment	—	(137.384)	(1.546)	1.234	—	(137.696)
Facilities	—	(34.169)	(847)	—	—	(35.016)
Computer equipment	—	(5.898)	(116)	—	—	(6.014)
Vehicles	—	(4.921)	(26)	88	—	(4.859)
Other	—	(3.476)	(68)	1	—	(3.543)

	—	(269.661)	(3.555)	1.325	—	(271.891)

Net amount	—	422.062	12.341	(679)	—	433.724

19

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

According to IAS 16/CPC 27—Fixed Assets, in December 31, 2010 the Company made a review of the useful lives of fixed assets, resulting in different rates of depreciation for each asset. Below is shown the minimal and maximal rates of depreciation rates of assets that make up each group.

	Average annual depreciation rates as of March 31, 2012
	Consolidated
	Minimum	Maximum
Buildings	1,67%	3,33%
Machinery and equipment	4,00%	10,00%
Facilities	4,00%	10,00%
Computer equipment	8,33%	33,33%
Vehicles	6,67%	20,00%
Other	1,67%	10,00%

11	Intangible

	Consolidated
	Mar 31, 2012	Dec 31, 2011
Goodwill	862.405	—
Trademarks	3.192	—
Software’s	664	—

	866.261	—

Changes in Intangible assets

		Initial balance of the subsidiary
	Dec 31, 2011	Vigor	Addition	Amortization	Mar 31, 2012
Consolidated	—	5.388	860.949	(76)	866.261

Goodwill

In the Company refers to the cession of JBS S.A investment at carrying amount, including goodwill, in S.A. Fábrica de Produtos Alimentícios Vigor for Company’s capitalization. This cession occurs as a result of a transaction under common control, which occurred on January 17, 2012, in which the parent JBS S.A. has subscribed the capital on the amount of R$ 1,191,373 in the Company by cession of investment at carrying amount (R$ 330,427) and goodwill (R$ 860,946) in the S.A. Fábrica de Produtos Alimentícios Vigor (“Vigor”). At that date the Company became the wholly shareholder of Vigor, there has been no change in its final control, which remained with the parent company JBS S.A. The values recorded in the financial statements represent the carrying amount in JBS S.A. before such transaction.

In the year of 2008 the subsidiary Vigor acquired a 100% interest in Laticínios Serrabella Ltda, with goodwill of R$ 1,481,based on expected future earnings of the acquired business, which will be paid over a period of 5 years. Goodwill amortized as of December 31, 2008 is R$ 22.

In accordance with CVM Decision No. 565, dated December 17, 2008, and CVM Decision No. 664, dated December 2, 2010, since January 1, 2009 the Subsidiary has adopted the criteria of not amortizing goodwill based upon expected future earnings, which is in line with IAS 38/CPC 04. Under these CVM decisions and the IAS 36/CPC 01, intangible assets with indefinite life can no longer be amortized, but should be tested for impairment on an annual basis.

Goodwill: According to technical interpretation ICPC 09—Individual Financial Statements, Separate Statements, Consolidated Statements and Application of Equity Method, in the consolidated statements goodwill is recorded in the Intangible assets due to expected profitability of the acquired subsidiary, assets and liabilities are consolidated in the Company. In the balance sheet of the Individual Statements, this goodwill is recorded in Investments, the same group of noncurrent assets, because, for the Company it is part of its investment on subsidiary acquisition, not being its intangible assets (as stated above, the expectation of future earnings—the genuine intangible—is the subsidiary).

20

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

Impairment test of goodwill

On January 20, 2012 the Company tested the recovery of the goodwill using the concept of “value in use” through models of discounted cash flow, representing the group of tangible and intangible assets used in the development and sale of products to Vigor’s customers.

The process of determining the value in use involves the use of assumptions, judgments and estimates about cash flows, such as rates of revenue growth, costs and expenses, estimates of investment, working capital and discount rates. The assumptions about growth projections, cash flow and future cash flows are based on Management’s best estimates, as well as comparable information from market, economic conditions that will exist during the economic life of the group of assets that provides the generation of the cash flows. The future cash flows were discounted based on the representative rate of the cost of capital (WACC).

Consistent with the techniques of economic evaluation, assessment of the value in use is effected for a period of 10 years, and since then, considering the perpetuity of the premises in view of the business continuity capability for an unlimited period. The Management judged appropriate to use the period of 10 years based on their past experience in designing accurately projected cash flows. This understanding is in accordance with paragraph 35 of IAS 36/CPC 01 (R)—Impairment of Assets.

The discount rates used to extrapolate the projections beyond the period of 10 years ranged from 3.5% to 5.5% per annum in nominal values. The estimated future cash flows were discounted at discount rates ranging from 9.9% to 11.7% per year, also in nominal values. The principal assumptions used in estimating the value in use are as follows:

•	Sales Revenue—Revenues are projected from 2012 to 2021 considering the growth in volume of different products of Cash Generating Units.

•

Operating costs and expenses—The costs and expenses were projected accordance with historical performance of the subsidiary Vigor and, with the historical growth in revenues. In addition, we considered efficiency gains derived from business combinations of synergies and process improvements.

•	Capital investment—Investment in capital goods were estimated considering the maintenance of existing infrastructure and expectations required to enable the supply of products.

The key assumptions were based on historical performance of the subsidiary Vigor and reasonable macroeconomic assumptions reasoned basis on projections of the financial market, documented and approved by Vigor’s management.

Based on the Impairment annual test in the Company’s intangible assets, prepared in accordance with projections made on the financial statements of December 31, 2011, growth prospects and time projections and monitoring of operating results for the period ended 31 March 2012, there were no indications of possible losses or losses, since the value in use is higher than the liquid carrying at the time of evaluation.

Sensibility analysis of the impairment test of goodwill

Management does not consider it reasonably possible that the estimated profitability significantly change to eliminate the excess identified among the recoverable

12	Trade accounts payable

	Consolidated
Domestic market	Mar 31, 2012	Dec 31, 2011
Materials and services	88.287	—
Finished products	4.162
Related parties (Note 8)	7.200	—

	99.649	—

13	Loans and financings

Current

				Consolidated
Type		Average annual rate of interest and commissions	Maturity	Mar 31, 2012	Dec 31, 2011
National Currency
BNDES_Aut.	BNDES	Interest of 11.44%	Nov 16, 2012	67.269	—
C_GIRO	BRASIL	Interest of 11.25%	May 15, 2012	6.943	—
EGF	SANTANDER	Interest of 6.75%	Apr 24, 2012	30.849	—
FCO	BRASIL	Interest of 10%	May 02, 2014	942	—
Finame	BRADESCO	Interest of 8.7%	Jul 15, 2016	241	—

				106.244	—

21

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

Foreign currency

BOND NEW YORK MELLON	Exchange variation and interest of 10.25%	Aug 24, 2012	1.816	—

			1.816	—

			108.060	—

Non Current

			Consolidated
Type	Average annual rate of interest and commissions	Maturity	Mar 31, 2012	Dec 31, 2011
National Currency
FCO BRASIL	Interest of 10%	May 02, 2014	858	—
Finame BRADESCO	Interest of 8.7%	Jul 15, 2016	1.091	—

			1.949	—
Foreign currency
BOND NEW YORK MELLON	Exchange variation and interest of 10.25%	Feb 24, 2017	182.210	—

			182.210	—

			184.159	—

Breakdown:
Current liabilities			108.060	—
Non current liabilities			184.159	—

			292.219	—

	$xxxxxxxx	$xxxxxxxx
	Consolidated
Maturities of long-term debt are as follows:	Mar 31, 2012	Dec 31, 2011
2013	797	—
2014	634	—
2015	327	—
2016	191	—
2017	182.210	—

	184.159	—

The 2017 Vigor Notes signed with Dresdner Bank is subject to restrictive covenants in accordance with market practices, which set out certain obligations as well as usual, that the maintenance of the coverage limit between debt/ EBITDA (“Earnings Before Interests, Taxes, Depreciation and Amortization”) does not exceed 4.75. On March 31, 2012, the subsidiary Vigor is defaulting to all clauses.

The Vigor’s most significant fundraising operations refer to working capital loans, where there are no physical and/or specific guarantees, they are guaranteed by the Vigor itself and its parent company. .

Specifically in cases of financing and lease of vehicles, the financing agreements are guaranteed by the assets subject matter of the financing.

Vigor notes 2017—The Vigor issued the 2017 Vigor Notes, in an aggregate principal amount of US$100.0 million, on February 23, 2007. Interest on the 2017 Vigor Notes accrues at a rate of 10.25% per annum and is payable semi-annually in arrears on February 23 and August 23 of each year, beginning on August 23, 2007. The principal amount of the 2017 Vigor Notes will be paid fully on February 23, 2017.

On September 24, 2010, Vigor successfully concluded a consent solicitation relating to the 2017 Vigor Notes. The consent solicitation (i) amended certain provisions in the indenture governing the 2017 Vigor Notes to conform the provisions to the indenture governing Notes 2018 and (ii) amend the definitions of “Change of Control” and “Permitted Holders” (among others) in the Indenture to substantially conform such definitions to the corresponding definitions set forth in JBS S.A.’s Notes 2018; and (iii) provide for the ability of Vigor (or its successors) to be substituted as the issuer of the Notes, upon the satisfaction of certain conditions. Vigor was not considered as in a change of control.

Covenants. The indenture to the 2017 Vigor Notes contains customary negative covenants that limit the Vigor’s ability and some subsidiaries’ ability, among other things:

•	incurring additional debt if the net debt/EBITDA ratio is higher than a determined index;

•	incurring liens;

•	selling or disposing of assets;

•	paying dividends or making certain payments to shareholders;

•	permit restrictions on dividends and other restricted payments by restricted subsidiaries

•	having certain transactions with related parties;

•	executing lease transactions with repurchase option (sale/leaseback); and

•	changing the company’s control without making a purchase offer on Vigor Notes 2017.

22

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

The indenture governing the 2017 Vigor Notes restricts its ability from incurring any debt (subject to certain permitted exceptions), unless on the date of such incurrence, our pro forma net debt to EBITDA ratio is less than 4.75/1.0, each as defined and calculated in the indenture governing the 2017 Vigor Notes.

Furthermore, the indenture governing the 2017 Vigor Notes restricts its ability to declare or pay any dividend or make any distribution on securities issued by us (excluding convertible or exchangeable debt instruments), in the event (1) that an event of default has occurred and continues under the 2017 Vigor Notes; (2) we can incur at least US$1.00 of debt under the terms of the net debt to EBITDA ratio test; and (3) the total value to be paid does not exceed 50% of the accrued net income in a certain year or when in a determined year where there is loss, reduced 100% of the loss.

Events of default. The indenture also contains customary events of default, including for failure to perform or observe terms, covenants or other agreements in the indenture, defaults on other indebtedness if the effect is to permit acceleration, failure to make a payment on other indebtedness waived or extended within the applicable grace period, entry of unsatisfied judgments or orders against the issuer or its subsidiary, and certain events related to bankruptcy and insolvency matters. If an event of default occurs, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare such principal and accrued interest on the notes to be immediately due and payable.

Vigor is defaulting to all clauses and market customary obligations, which set the maintenance of the coverage limit between debt/ EBITDA (“Earnings Before Interests, Taxes, Depreciation and Amortization”) does not exceed 4.75.

14	Payroll, social charges and tax obligation

	Consolidated
	Mar 31, 2012	Dec 31, 2011
Payroll and related social charges	3.470	—
Accrual for labor liabilities	13.770	—
Withholding income taxes and social contribution taxes	549	—
ICMS tax payable	8.873	—
PIS/ COFINS tax payable	108	—
Taxes in installments (Law 11941/2009) (a)	272.640	—
Others	1.253	—

	300.663	—

Breakdown:
Current liabilities	44.551	—
Non current liabilities	256.112	—

	300.663	—

a) Installment debts Law 11941 of May 27, 2009

In November 2009, the Company joined the installment debts referred in Law No. 11941 of May 27, 2009, and has the option to settle the penalties and default interest amounts, including those related to debts of the Debt Union (Dívida Ativa da União) using the credits arising from tax loss and negative basis of the Social Contribution (CSLL).

The minimum installment due from the Outstanding Installment (Parcelamento Excepcional) described in the article 1 and 8 of MP No. 303/06 is equivalent to 85% of the installment due payable in the month of November/2009 and R$100.00 for the other debts of the corporation, which will expire on the last day of each month. The term was split in 161 installments.

The first installment was paid in the month it was submitted an application for accession, having an effect in the corresponding requirements formulated with the first installment in an amount not less than the described in the Act.

The amount of each installment will incurred interest corresponding to the variation of the Selic rate.

Computed the benefits paid during the term of PAEX (Outstanding Installment), the debts that make up the remaining balances of installment payments will be reinstated to the date of application for subdivision, with the legal charges due at the time of occurrence of the respective taxable events, the computed interest rate cuts, fines and legal charges, as well as the settlement of claims with interest and penalties resulting from tax losses and negative basis of social contribution (CSLL).

On the amount of tax claims, the Company has compensated anticipations of R$ 3058 made between the years 2009 to 2011 regarding minimum anticipated to join the subdivision according to the law 11941/2009.

23

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

	Consolidated
Changes in Taxes in installments	IRS -Internal Revenue Service	Social Security	Total
Total on December 31, 2011	—	—	—
Initial balance of the subsidiary Vigor	271.721	41	271.762
Additional compliance with accrued debts	51.915	—	51.915
Interest	5.367	1	5.368
Compensation and payments	(56.404)	(1)	(56.405)

Total on March 31, 2012	272.599	41	272.640

15	Provision for lawsuits risk

The Vigor is party to ongoing legal proceedings involving labors, tax, and civil matters, which represent contingent liabilities. The proceedings are in the administrative defense stage and/or in progress in courts of law.

Based on the opinion of internal and external legal counselors, the Management of the Company and its controlled company maintain an adequate provision for contingencies to cover potential losses which might arise from unfavorable final outcome of the legal proceedings, as shown below:

	Consolidated
	Mar 31, 2012	Dec 31, 2011
Labor	3.126	—
Civil	517	—

Total	3.643	—

Changes in Contingent	Dec 31, 2011	Initial balance of the subsidiary Vigor	Disposal	Mar 31, 2012
Consolidated	—	55.558	(51.915)	3.643

Labor claims

Refer to several labor claims filed by former employees. A provision was recorded by the Vigor for these labor claims based on an estimate of losses made by legal counselors and approved by the Management of the Company and of the Vigor.

Civil proceedings

Refer to several civil claims that were accrued by the Vigor based on an estimate of loss prepared by legal counsel and approved by the Management of the Company and of the Vigor.

Tax proceedings

The tax proceedings referred to the questions related the income tax, social contribution, PIS/ COFINS, the amount of which was the subject of joined additional of installment debts (Refis IV), with abandon the proceeding, according to the prerogatives of Law 11.941/2009.

Other proceedings

On March 31, 2012, the controlled Vigor had other ongoing civil, labor and tax proceedings, on the approximately amounting of R$ 31 whose materialization, according to the evaluation of legal advisors, it is possible to loss, but not probable, in line with the requirements of IAS 37/CPC 25—Provisions, Contingent Liabilities and Contingent Assets .

24

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

16	Income taxes

Income tax and social contribution are recorded based on taxable profit in accordance with the laws and applicable rates. Income tax and social contribution-assets are recognized on temporary differences. Income tax and social contribution tax-liabilities were recorded on the revaluation reserves established by the Company and on temporary differences.

a) Reconciliation of expenses of income tax and social contribution

	Consolidated
	Mar 31, 2012	Mar 31, 2011
Net income before taxes	33.796	—
Nominal rate	34%	—
Expectation of expenses of income tax and social contribution	(11.491)	—

Adjust to demonstrate the effective rate

Permanent additions (write off):	43	—

Temporary additions (write off):	6.088	—

Allowance for doubtful accounts	407	—
Exchange variation	4.052	—
Valuation adjustments to shareholders equity	(352)	—
Tax losses	1.981	—

Expenses of current income tax and social contribution	(5.360)	—

Effective rate	16%

Composition of expenses of income tax and social contribution presented income statements:

	Mar 31, 2012	Mar 31, 2011
Current income tax and social contribution	(5.360)	—
Deferred income tax and social contribution	(6.088)	—

	(11.448)	—

b) Composition of total deferred income tax and social contribution presented Balance Sheets:

Composition of deferred income tax and social contribution

	Consolidated
	Mar 31, 2012	Dec 31, 2011
Assets:
. Recognized on temporary differences	8.463	—

Tax losses	3.975	—
Negative basis of social contribution	436	—
Allowance for doubtful accounts	707	—
Provision for lawsuits risk	901	—
Provision for losses	2.444	—

Liabilities:
. Recorded on the revaluation reserves and on temporary differences	62.983	—

Valuation adjustments to shareholders equity	46.233	—
Exchange variation	16.750	—

Net amount	54.520	—

c) Estimated recovery of income from income tax and social contribution taxes on tax losses and negative social contribution:

Consolidated
31.03.12
2012	4.411

4.411

25

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

Deferred income taxes

Deferred income taxes is generated by temporary differences at balance sheet date between the taxable basis of assets and liabilities and its accounting amounts. Deferred taxes liability are recognized for all temporary tax differences, except:

•

when the deferred tax liability arises from initial recognition of goodwill, or when the deferred tax asset or liability asset from the initial recognition of an asset or liability in a transaction that is not a business combination and, on the transaction date, does not affect the accounting net income or taxable profit or fiscal loss, and

•

when taxable temporary differences related to investments in subsidiary, can be controlled and it is probable that the temporary differences will not be reversed in the foreseeable future. Deferred taxes assets are recognized for all temporary tax differences deductible, credits and not used tax losses, when it is probable and that taxable profit will be available for the temporary differences can be realized, except:

•

on the deductible temporary differences associated with investments in subsidiary, when it is not probable that the temporary difference will reverse in the foreseeable future and that taxable profit will be available for the temporary differences can be utilized.

17	Shareholders’ equity

a) Capital Stock

On January 3, 2011, the EGM—Extraordinary General Meeting approved the constitution of the Vigor Alimentos S.A., The shareholders also approved the election of the first members of the Board of Directors of the Company.

In 2011, capital stock was R$ 5, divided into 5,000 common shares, nominative, without nominal value.

On January 20, 2012, the parent company JBS S.A. has subscribed the capital of R$ 1,191,373 in Vigor Alimentos S.A., by cession of investment at carrying amount (R$ 330,427) and goodwill (R$ 860,946) in S.A. Fábrica de Produtos Alimentícios Vigor and with the issuance of 100,000,000 common shares, without nominal value.

According to Article 5 of the Bylaws of the Vigor Alimentos S.A.. The share capital of the Company is R$ 1,191,378, divided in 100,005,000 common shares, nominative, without nominal value.

18	Net sales

	Company		Consolidated
	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Mar 31, 2011
Gross sale revenue
Products sales revenues
Domestic sales	—	—	394.608	—
Foreign sales	—	—	3.095	—

	—	—	397.703	—

Sales deduction
Returns and discounts	—	—	(18.936)	—
Sales taxes	—	—	(64.591)	—

	—	—	(83.527)	—

NET SALE REVENUE	—	—	314.176	—

26

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

19	Profit per share

As per requested by the IAS 33/CPC 41, Profit per share, the following Tables reconcile the Net Profit with the amounts used to calculate the basic per share.

Basic

The basic profit per share is calculated through the division of the profit attributable to the shareholders of the Company by the weighted average amount of shares of the period, reduced by the shares in treasury. The Company has no treasury shares for the periods ended on March 31, 2012 and 2011.

	Consolidado
	31.03.12	31.03.11
Net Profit attributable to shareholders—R$	22.348	—

Average of the shares in the period	1.191.378	5

Average of shares	1.191.378	5

Net Profit per thousand shares—Basic—R$	0,02

Diluted

The diluted profit per share is calculated through the adjustment of the weighed average of the amount of circulating shares, supposing the conversion of all the shares that potentially could yield dilution. The Company does not has categories of that potentially could yield dilution.

20	Financial income (expense), net

	Company		Consolidated
	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Mar 31, 2011
Financial income
Exchange variation	—	—	11.042	—
Results of derivative financial instruments	—	—	11.084	—
Interest—Gain	—	—	10.053	—

	—	—	32.179	—

Financial expenses
Exchange variation	—	—	(5.106)	—
Interest—Loss	—	—	(12.603)	—
Taxes, contribution, tariff and others	—	—	(1.896)	—

	—	—	(19.605)	—

Financial income (expense), net	—	—	12.574	—

27

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

21	EBITDA reconciliation

The Company present below the EBTIDA (Earnings before income taxes, interest, depreciation and amortization) reconciliation:

	Company		Consolidated
	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Mar 31, 2011
Net income before taxes	22.348	—	33.796	—
Financial income (expense), net (Note 20)	—	—	(12.574)	—
Depreciation and amortization (Note 10 e 11)	—	—	3.631	—

EBTIDA	22.348	—	24.853	—

Equity in earnings of subsidiary (Note 9)	(22.348)	—	—	—

ADJUSTED EBITDA	—	—	24.853	—

22	Expenses by nature

The Company has chosen to present the statement of expenses by nature. As required by the IAS 1/CPC 26—Presentation of financial statements, below is presented the detailing of Expenses by nature:

	Company		Consolidated
Classification by nature	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Mar 31, 2011
Depreciation and amortization	—	—	(3.631)	—
Expenses with personnel	—	—	(36.726)	—
Raw material use and consumption materials	—	—	(288.525)	—
Taxes, fees and contributions	—	—	34.200	—
Third party capital remuneration	—	—	(17.861)	—
Other (expenses) income	22.348	—	32.163	—

	22.348	—	(280.380)	—

	Company		Consolidated
Classification by function	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Mar 31, 2011
Cost of goods sold	—	—	(223.839)	—
Selling expenses	—	—	(48.145)	—
General and administrative Expenses	—	—	(21.115)	—
Financial income (expense), net	—	—	12.574	—
Equity in earnings of subsidiaries	22.348	—	—	—
Other operating (expense) income	—	—	145	—

	22.348	—	(280.380)	—

28

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

23	Operating segments

Management of the controlled Vigor has defined the operational segments that report to the Group, based on the reports use to make strategic decisions. The segments are:

Dairy: Processing of dairy products, milk and milk products. The main products are: milk, yogurt, cheese and butter.

Oils: Processing of vegetables oils products. The main products are: margarine, mayonnaise and oils.

Others: are products that are not included in the mentioned categories, which represent less than 6% of the Company’s sales. The main products are juice and pasta.

Assets and liabilities by business segment are not presented because they are not object of analysis for the Management strategic decision. Therefore, the lines of “Operating income and expense”, “Financial Results” and “Income tax and social contribution” are not allocated by business segment.

	Consolidated
	March 31, 2012
	Dairy	Oils	Others	Total
Net Sales	212.332	84.909	16.935	314.176
Cost of goods sold	(144.918)	(68.673)	(10.248)	(223.839)

Gross Profit	67.414	16.236	6.687	90.337

24	Insurance coverage (non audited)

As of March 31, 2012 the controlled Vigor had insurance coverage in amounts considered sufficient to cover possible losses. This coverage includes all types of casualties.

Adopted risk assumptions are not part of quarterly review scope and consequently were not reviewed by independent auditors.

25	Risk management and financial instruments

The controlled Vigor’s operations is exposed to market risks arising from their operations, mainly related to possible changes in exchange rates, interest rates, credit risks and liquidity risk.

a) Management risk policy

Risk management is basically corporative, being applied and monitored on a global level, by JBS S.A.

The controlled Vigor has a formal risk administration policy, controlled by the administration treasury department that uses control instruments through appropriate systems and qualified professionals in risk measurement, analysis and administration that make possible the reduction of the daily risk exposure. This policy is permanently monitored by the financial committee and for Directors of the JBS S.A. that have the responsibility of the strategy definition to the risk administration, determining the position limits and exhibition. Additionally, operations with speculative financial instruments character are not allowed.

b) Interest rate risk

The interest rate risk is tied directly to the risk of increases in expenses related to loans and financing, or reduction in income linked to financial investments, considering the fluctuations of market rates. The risk is reduced by the strategy of equalization of the rates contracted to CDI .

Exposure to CDI rate:	Mar 31, 2012	Dec 31, 2011
CDB	146.762	—

Total	146.762	—

Sensibility analysis

The controlled Vigor’s operations are indexed to fixed rates by CDI. Thus, in general, the Company’s management believes that any fluctuation in interest rates, would create no significant impact on its income.

29

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

c) Exchange variation risks

Exchange rate risk is related to potentially adverse results that may arise from oscillations in this risk factor, which may be caused by economic crisis, sovereign monetary policy alterations, or market movements. The Vigor has assets and liabilities exposed to foreign currencies, however the Risk Management Policy does not believe in natural hedging from those opposite exposures, since other important issues like expiry matching and market volatility are very relevant and must be observed.

The Risk Management Department applies approved hedge instruments to protect financial assets and liabilities, potential future cash flow from commercial activities and net investments in foreign operations. Swaps may be used to hedge loans whenever they are quoted in currencies different than the Company’s functional currency. The main exposures to exchange rate risk are in US Dollars (US$).

The risk of exchange rate variation on loans, financing, trade accounts receivable in foreign currency from exports, inventories and any other payables denominated in foreign currency, of the Company and its subsidiary.

Below are presented the assets and liabilities exposed to exchange rate variation risks, as well as the effects of such accounts in the income statements for the periods ended on March 31, 2012 and December 31, 2011:

			Effects on Statements of Income
EXPOSURE	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012
OPERATING
Accounts receivable - US$	4.551	—	(94)

Subtotal	4.551	—	(94)

FINANCIAL
Loans and financings - US$	(184.026)	—	5.370

Subtotal	(184.026)	—	5.370

DERIVATIVES
Swap	234.136	—	11.365

Subtotal	234.136	—	11.365

TOTAL	54.661	—	16.641

c.1) Composition of total swap financial instruments of the controlled Vigor

Swaps are derivatives used to hedge net exposures of liabilities of the controlled Vigor and are classified as financial assets or liabilities measured at fair value through income. The Company has swap agreements with Banco Votorantin S.A

Swap

Bank	Early date Swap	National -US$	Maturity date Swap	Fair value (asset) - R$	Fair value (liabilities) -R$	Position in March 31, 2012
				(a)	(a)	(b)
Banco Votorantin S.A	Jan 26, 2012	9.180	Aug 23, 2012	9.307	9.033	274
Banco Votorantin S.A	Jan 26, 2012	9.043	Feb 25, 2013	9.211	8.897	314
Banco Votorantin S.A	Jan 26, 2012	8.906	Aug 23, 2013	9.085	8.763	322
Banco Votorantin S.A	Jan 26, 2012	8.750	Feb 24, 2014	8.951	8.608	343
Banco Votorantin S.A	Jan 26, 2012	8.580	Aug 25, 2014	8.807	8.441	366
Banco Votorantin S.A	Jan 26, 2012	8.404	Feb 23, 2015	8.647	8.269	378
Banco Votorantin S.A	Jan 26, 2012	8.212	Aug 24, 2015	8.462	8.080	382
Banco Votorantin S.A	Jan 26, 2012	8.015	Feb 23, 2016	8.287	7.886	400
Banco Votorantin S.A	Jan 26, 2012	7.842	Aug 23, 2016	8.110	7.716	393
Banco Votorantin S.A	Jan 26, 2012	157.204	Feb 23, 2017	162.867	154.673	8.193

Total March 31, 2012		234.136	Total of the asset in March 31, 2012 (consolidated others credits)			11.365

(a)	The swap assets contract value is calculated based on the dollar exchange rate on the maturity plus interest of 2.95 and 4.24%p.a.
(b)	Swap result is the difference between assets and liabilities at fair value.

The operation was performed on the BM & F Bovespa, whose counterpart is the JBS SA, and Banco Votorantim is the custodian S.A.

30

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

Sensibility analysis

With the aim of providing information on how to behave market risks to which the Company is exposed on March 31, 2012, we simulate possible changes of 25% and 50% in the relevant variables of risk in relation to the likely scenario. The management believes that the closing prices used in measuring assets and liabilities, based on the date of these interim consolidated financial statements represent a scenario likely to impact the outcome. Following are the net result between the result of exposures and the their derivatives:

Exchange risk

		Probable	Scenario (II)	Scenario (III)
Exposure	Risk	scenario (I)	Variation -25%	Variation -50%
Financial	Depreciation R$	—	(46.007)	(92.013)
Operation	Appreciation R$	—	1.138	2.276
Hedge derivatives	Appreciation R$	11.365	58.534	117.068

		11.365	13.665	27.331

Premise	Exchange rate	1,8221	2,2776	2,7332

d) Credit risks

The controlled Vigor is potentially subject to credit risks related to accounts receivable, financial investments and hedging contracts. The Strategies to reduce the credit risk is based on the spread of portfolio, not having customers or business group representing over 10% of consolidated sales, credit-related financial ratios and operational health, credit limits, detailed analysis of the financial ability of customers through own federal tax number, affiliates companies and partners federal tax number, and through consult with the agencies of information and constant monitoring of customers.

The controlled Vigor limits its exposure to credit risk by customer and market, through its department of credit analysis and portfolio management clients. Thus, the Company seeks to reduce the economic exposure to a particular customer and/or market that may represent significant losses to the controlled Vigor in the event contractual default or implementation of sanitary or trade barrier in countries to which it exports. The market risk exposure is monitored by the Credit Committee of the controlled Vigor that meets regularly with the commercial areas for analysis and control of the portfolio.

The parameters used are based on the daily flows of information monitoring operations that identify additional purchase volumes in the market, eventual contracts default, bad checks, and protests or lawsuits against their customers. Internal controls include the assignment of credit limits and configuration status granted to each individual client and automatic lock-billing in the event of default, timeouts or occurrence of restrictive information.

The Risk Management Department follows all operations involving credit risk with financial institutions (investments and hedging), monitoring exposure limits set in the Risk Management Policy based in credit ratings provided by international rating agencies.

The controlled Vigor held on March 31, 2012 investments with balances exceeding R$ 10,000 with the following financial institutions: Banco Santander, Banco do Brasil and Banco Bradesco.

The controlled Vigor held on March 31, 2012 contract for protection with fair value exceeding R$ 10,000 with Banco Votorantim S.A.

The carrying value of financial assets that represent the maximum exposure to credit risk at reporting date was:

		Company		Consolidated
	Notes	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
Assets
Cash and cash equivalents	4	5	5	280.048	5
Trade accounts receivable	5	—	—	147.104	—

		5	5	427.152	5

31

Vigor Alimentos S.A 32

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

e) Liquidity Risk

Liquidity risk arises from the management of working capital of the controlled Vigor and amortization of financing controlled Vigor will find difficulty in meeting their financial obligations falling due.

The controlled Vigor manage its capital based on parameters optimization of capital structure with a focus on liquidity and leverage metrics that enable a return to shareholders over the medium term, consistent with the risks assumed in the transaction.

The Management of the Vigor’s liquidity is done taking into account mainly the immediate liquidity indicator modified, represented by the level of cash plus investments divided by short-term debt.

Based on the analysis of these indicators, the management of working capital has been defined to maintain the natural leverage of the controlled Vigor at levels equal to or less than the leverage ratio that we want to achieve.

The index of liquidity and leverage consolidated are shown below:

	Mar 31, 2012	Dec 31, 2011
Cash and cash equivalents	280.048	5
Loans and financings—Current	108.060	—
Liquidity indicator changed	2,59	—

March 31, 2012	Less than 1 year	Between 1 and 2 years	Between 3 and 5 years	More than 5 years	Fair Value
Trade accounts payable	99.649	—	—	—	99.649
Loans and Financings	108.060	797	1.152	182.210	292.219

TOTAL	207.709	797	1.152	182.210	391.868

f) Estimated market values

The assets and liabilities are represented in the financial statements at cost and their appropriations of revenues and expenses are accounted for in accordance with its expected realization or settlement.

g) Financial instruments

All financial instruments are represented in the financial statements as shown below:

		Company		Consolidated
	Notes	Mar 31, 2012	Dec 31, 2011	Mar 31, 2012	Dec 31, 2011
Assets

Fair value through profit or loss
Cash and cash equivalents	4	5	5	280.048	5
Receivable derivatives		—	—	11.365	—

Loans and receivables
Trade accounts receivable	5	—	—	147.104	—

Total		5	5	438.517	5

Liabilities
Liabilities to amortized cost
Loans and financings	13	—	—	292.219	—
Trade accounts payable	12	—	—	99.649	—

Total		—	—	391.868	—

During the period there was no reclassification between categories, fair value through profit or loss, loans and receivables and liabilities at amortized cost.

32

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

h) Fair value of financial instruments

The assets and liabilities are represented in the financial statements at cost and their appropriations of revenues and expenses are accounted for in accordance with its expected realization or settlement. The swap is obtained by calculating independently the active and passive parts, bringing them to their present value. The future prices used to calculate the curve of the contracts were drawn from the Bloomberg database.

In accordance with IFRS 7/CPC 40 the controlled Vigor classify the measuring of fair value in accordance with the hierarchical levels that reflects the significance of the indices used in this measurement, as the following levels:

Level 1: Prices quoted in active markets (unadjusted) for identical assets and liabilities;

Level 2—Additional information available, except those of Level 1, in which prices are quoted for similar assets and liabilities, either directly by obtaining prices in active markets or indirectly, as valuation techniques that use data from active markets.

Level 3—The indices used for calculation are not derived from an active market. The controlled Vigor do not have this level of measurement instrument.

As noted above, the fair values of financial instruments, except for those maturing in the short term, equity instruments with no active market and contracts with discretionary features that fair value can not be reliably measured, are presented in hierarchical levels of measurement below:

Fair value hierarchy

	Book Value March 31, 2012
	Company
	Level 1	Level 2	Level 3
Current assets
Cash and cash equivalents	5	—	—

	Consolidated
	Level 1	Level 2	Level 3
Current assets
Cash and cash equivalents	133.286	—	—
Financial investments	—	146.762	—
Derivatives financial instruments	—	11.365	—

	Book Value
	December 31, 2011
	Company
	Level 1	Level 2	Level 3
Current assets
Cash and cash equivalents	5	—	—

	Consolidated
	Level 1	Level 2	Level 3
Current assets
Cash and cash equivalents	5	—	—

33

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

Fair Value versus Book Value

Loans and financing presented in the table below, include the values of working capital in Reais and working capital in foreign currency (bonds), as shown in detail in note 13. In the opinion of Management the loans and financing, which are measured at their amortized cost values do not vary significantly with respect to their fair values. These loans and financing are restated with bases in contracted rates and interest through the date of closing of financial statements, so the outstanding balance is recognized by an amount close to fair value. Since there is no active market for such instruments, the differences that could occur if these values were for amounts paid in advance would be unrepresentative.

The fair values of financial assets and liabilities, together with the carrying amounts presented in the balance sheet are as follows:

		March 31, 2012		December 31, 2011
Company	Note	Book Value	Fair Value	Book Value	Fair Value
Cash and banks	4	5	5	5	5

Total financial assets		5	5	5	5

		March 31, 2012		December 31, 2011
Consolidated	Note	Book Value	Fair Value	Book Value	Fair Value
Cash and banks	4	133.286	133.286	5	5
Financial investments	4	146.762	146.762	—	—
Trade accounts receivable	5	147.104	147.104	—	—
Derivatives		11.365	11.365	—	—

Total financial assets		438.517	438.517	5	5

Trade accounts payable	12	99.649	99.649	—	—
Loans and financings	13	292.219	292.219	—	—

Total financial liabilities		391.868	391.868	—	—

		46.649	46.649	5	5

Income (loss) with financial instruments

	Consolidated
	Mar 31, 2012	Mar 31, 2011
Assets

Fair value through profit or loss
Cash and cash equivalents	6.171	—
Receivable derivatives	11.084	—

Loans and receivables
Trade accounts receivable	163	—
Related parties	1.994	—

Total	19.412	—

Liabilities

Liabilities to amortized cost
Loans and financings	(1.481)	—

Total Liabilities	(1.481)	—

Income (loss), net	17.931	—

34

Vigor Alimentos S.A

Notes to the consolidated interim financial statements for the periods ended March 31, 2012 and 2011

(in thousands of Reais)

EXECUTIVE BOARD

Gilberto Meirelles Xandó Baptista	Gustavo Lopes Theodózio
Director Chairman	Administration and Control Director
Investor Relations Director

Marcelo Fernandes

Accountant CRC: 1SP190010/O-6

BOARD OF DIRECTORS

Wesley Mendonça Batista	Joesley Mendonça Batista
Board President

Cristiana Arcangeli	Vicente Falconi Campos

Evandro do Carmo Guimarães	Betania Tanure de Barros

SUPERVISORY BOARD REPORT

The Fiscal Council, in compliance with legal and statutory provisions, reviewed the Management Report and Financial Statements of the Company for the three months period ended on March 31, 2012

Our examination were conducted in accordance with the legal provisions including: a) analysis of the Financial Statements periodically prepared by the Company; b) monitoring the work done by the external independent auditors; c) questions about relevant action and transactions made by the Administration.

Based on our examination, according to the information and explanations received, and considering the Independent auditors Report, the Supervisory board believes that the Management Report and Financial statements above mentioned are adequately reflecting the information contained therein and are able to be assessed by the Ordinary General Meeting.

São Paulo, May 14, 2012

Divino Aparecido dos Santos	Florisvaldo Caetano de Oliveira

Demétrius Nichele Macei

STATEMENT OF DIRECTORS ON THE FINANCIAL STATEMENTS AND ON THE INDEPENDENT AUDITORS REPORT

Company’s Directors declare for the purpose of provision 1st, Article 25, item V and VI of CVM Instruction 480 of December 7, 2009, that:

(i) They reviewed, discussed and agreed with the views expressed in the opinion of the independent auditors on the financial statements for the three months period ended on March 31, 2012, and

(ii) They reviewed, discussed and agreed with the financial statements for the three months period ended on March 31, 2012.

São Paulo, May 14, 2012

Gilberto Meirelles Xandó Baptista	Gustavo Lopes Theodózio
Director Chairman	Administration and Control Director
Investor Relations Director

35

Additional Information for U.S. Shareholders of JBS S.A. (“JBS”):

Exchange Offer of JBS Shares for Vigor Alimentos S.A. (“Vigor”) Shares

This communication contains information with respect to the proposed exchange offer (oferta pública voluntária de permuta de ações) (“Exchange Offer”) under Brazilian law of JBS shares for Vigor shares. JBS and Vigor are Brazilian companies. Information distributed in connection with the proposed Exchange Offer is subject to Brazilian disclosure requirements that are different from those of the United States. Financial statements included herein, if any, have been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed Exchange Offer, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed Exchange Offer, such as in open market or privately negotiated purchases.

Important Notice Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements about our perspectives and expectations, are forward looking statements. The words “expect”, “believe”, “estimate”, “intend”, “will”, “plan” and similar expressions, when related to JBS and its subsidiaries, indicate forward-looking statements. These statements reflect the current view of management and are subject to various risks and uncertainties. These statements are based on various assumptions and factors, including general economic, market, industry, and operational factors. Any changes to these assumptions or factors may lead to practical results different from current expectations. Excessive reliance should not be placed on those statements. Forward-looking statements relate only to the date they were made.